Exhibit 99.1

At the Company:              Media Relations:          Investor Relations:
Barry A. Rothman             Chris Faust               Gary Geraci
Onstream Media Corporation   FastLane Communications   Equity Performance Group
954-917-6655                 973.582.3498              617-723-2373
brothman@onstreammedia.com   cfaust@fast-lane.net      gary@equityperfgp.com
--------------------------   --------------------      ---------------------

FOR IMMEDIATE RELEASE:

      Onstream Media Corporation Reports Fiscal Year 2006 Financial Results

POMPANO BEACH, FL - January 16, 2007 - Onstream Media Corporation (Nasdaq:
ONSM), a leading online service provider of live and on-demand, digital media communications and applications, announced today its audited financial results for the fiscal year ended September 30, 2006.

Financial Highlights:

      o Revenue increased by approximately 18% in the fourth quarter of fiscal year 2006 to approximately $2.3 million, from approximately $1.9 million in the fourth quarter of fiscal year 2005.

      o Revenue increased by approximately 3% in fiscal year 2006 to approximately $8.4 million, from approximately $8.2 million in fiscal year 2005.

      o The Company has received approximately $3.1 million in cash since the end of fiscal year 2006 through January 10, 2007 from the exercise of previously issued warrants and options.

      o The Company's cash balance was approximately $2.7 million as of January 10, 2007, resulting primarily from the warrant and option exercises as well as other financing transactions completed since the end of fiscal year 2006.

      o As a result of conversions into common shares, the Company's 8% senior and subordinated convertible debentures outstanding have been reduced by approximately $3.8 million since the end of fiscal year 2006 and the Company expects the balance will be further reduced as a result of automatic conversions in the near term.

      o The net loss for the year ended September 30, 2006 was approximately $6.5 million ($0.47 loss per share) as compared to a net loss of approximately $9.6 million ($1.17 loss per share) for the prior fiscal year, a decrease of approximately $3.2 million (33%).

Financial Discussion:

The increase in revenues for the fiscal year ended September 30, 2006 compared to the fiscal year ended September 30, 2005 was primarily due to an increase in revenue from the Digital Asset Management Group of approximately $154,000 (3%), coupled with an increase in revenue from the Company's Webcasting Group of approximately $109,000 (3%) for the same period.

The increased Digital Asset Management Group revenues were primarily due to increased digital asset management fees, including approximately $641,000 from a new client that selected the Company to process content for their new online education service. Onstream Media received a $360,000 non-refundable initial payment in connection with this contract, of which $225,000 was included in the $641,000 revenue recognized through September 30, 2006. The remaining $135,000 of the initial payment will be recognized as revenue during the first quarter of fiscal year 2007, in addition to separate charges for deliveries during that period. Although this contract expired on December 31, 2006, the client may continue to utilize the Company's services.


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

Webcasting Group revenues increased primarily due to a continuation of the past growth in sales of higher priced video webcasts. Although the number of webcasts produced decreased to approximately 4,500 webcasts for the year ended September 30, 2006, compared to approximately 4,800 webcasts for the prior year, the average revenue per webcast event increased by approximately 13% to $792 for fiscal year 2006 compared to $701 for fiscal year 2005.

The decreased net loss for the fiscal year ended September 30, 2006, as compared to the prior fiscal year, was primarily due to lower interest expense arising from the absence in fiscal year 2006 of certain non-cash interest expense items that occurred in fiscal year 2005, primarily (i) a penalty related to unregistered shares from a previous financing and (ii) the write-off of unamortized discount arising from early debt repayments with the proceeds of the December 2004 financing transactions. Interest expense was also affected by a fiscal year 2006 decline, as compared to fiscal year 2005, in conversions to equity of the convertible debentures and a resulting decrease in the write-off of unamortized discount. In addition, significant non-cash income for the valuation of derivative instruments in fiscal year 2006 had no corresponding effect in fiscal year 2005.

These items were partially offset by an increase in operating expenses in fiscal year 2006 versus the prior year of approximately $359,000 (3%), primarily from increased depreciation expenses, partially offset by a decrease in professional fees and impairment loss on goodwill. Depreciation and amortization expenses increased approximately $969,000 (84%) for the fiscal year ended September 30, 2006 versus the prior year, primarily due to the commencement of depreciation of the Digital Media Services Platform ("DMSP"), a limited version of which was placed in service in November 2005.

Randy Selman, president and chief executive officer of Onstream Media, stated, "Onstream Media has realized significant progress on many fronts over the past year. A critical benchmark for the Company in 2006 was the launch of our DMSP, in addition to enhancements such as ad-insertion, smart encoding technologies and advanced video player design. In the upcoming months, we will take another critical step forward with the launch of our Web 2.0 features, including "one-click" publishing capabilities and enhanced video search capabilities. Onstream is also moving ahead with the integration of several enhancements to our VisualWebcaster(TM) platform, which are designed to allow the Company to maintain its position as a leading technology-provider in the webcasting marketplace."

"Onstream's overall focus is to continue to deploy the Company's development efforts towards the anticipated integration of the Internet and television, thereby enabling our clients to more effectively monetize their content and increase viewer stickiness," continued Mr. Selman. "We believe that recent agreements, such as the teaming and services agreements signed with Five Across, Inc., a leading provider of social networking and online community platforms, provide a glimpse of what is to come during the next fiscal year in terms of the potential growth of our user base."

"Finally," Mr. Selman added, "we've started 2007 in a significantly stronger financial position, as recent warrant and option exercises and debenture conversions have resulted in both a significant cash infusion and debt reduction. In fact, Onstream Media has now met the initial requirements for additional automatic conversions of some of the remaining convertible debentures, which, if they take place as we expect on January 21, 2007, will further strengthen our balance sheet. Taken together with our ongoing product and service enhancements, we believe the Company is now well positioned to accelerate its efforts to achieve meaningful growth during fiscal year 2007."


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

Onstream Media will hold a conference call on Monday, January 22, 2007 at 4:15 pm ET to discuss its fiscal year 2006 financial results. Management discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=37370 or by calling 1-866-321-0042 (Participant code 416955#) approximately 5 to 10 minutes prior to the start of the call. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=37370.

COMPARATIVE OPERATING HIGHLIGHTS

                                       For the Three Months Ended September 30:
                                       ----------------------------------------
                                                      (unaudited)
                                             2006                    2005
                                      -----------------       -----------------
Revenue                               $       2,290,323       $       1,945,362
                                      -----------------       -----------------
Net Loss                              $        (860,582)      $      (3,063,190)
                                      -----------------       -----------------
Net Loss per common share             $           (0.06)      $           (0.27)
Weighted average shares outstanding          14,702,334              11,290,909

                                        For the Fiscal year Ended September 30:
                                        ---------------------------------------
                                                      (audited)
                                             2006                    2005
                                      -----------------       -----------------
Revenue                               $       8,419,451       $       8,156,394
                                      -----------------       -----------------
Net Loss                              $      (6,466,213)      $      (9,637,888)
                                      -----------------       -----------------
Net Loss per common share             $           (0.47)      $           (1.17)
Weighted average shares outstanding          13,624,786               8,261,642

About Onstream Media:
Founded in 1993, Onstream Media Corporation (Nasdaq: ONSM) is a leading online service provider of live and on-demand, digital media communications and applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides its customers with the necessary tools for webcasting, web conferencing and webinars as well as managing digital assets, publishing content on the Internet in various files and formats and establishing e-commerce storefronts to transact business online.


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

All of Onstream Media's services are focused on increasing productivity and revenues, and reducing capital expenditures and operational costs for any organization in an affordable and highly secure environment. As a result, 78% of the Fortune 100 CEOs and CFOs and almost half of the Fortune 1000 companies have used Onstream Media's services. Select Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Discovery Education, Disney, MGM, Deutsche Bank, Rodale, Inc.,Thomson Financial/CCBN, PR Newswire and the U.S. Government. For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to, fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.
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